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To Our Shareholders,

This past year has been another very challenging year for our bank and our country. In mid 2009, we sold our Colorado branches, providing a significant boost to our capital ratios at that time and positioning us to be better able to absorb the losses in our remaining loan portfolio. We have seen a substantial improvement in our balance sheet liquidity and also increased our allowance for loan losses by over $49 million to have a larger reserve for any future loan charge offs.

A major focus for us the past few years has been to manage the problems in our real estate construction loan portfolio and to reduce our exposure in that category. Our total construction loans declined by about 28% in 2009 and we expect those totals to continue to drop significantly in 2010.

Today our organization operates with a narrower geographic footprint than it did a few years ago with our exit from the Colorado and Utah markets. This has allowed us to better focus our efforts on our key markets in New Mexico and Arizona. As we have downsized, we have made several efforts to adjust our staffing and other expenses, with the last major staffing changes made in the first quarter of 2010. We are now positioned with a lower overhead burden, but will continue to identify possible expense reductions as we go forward, especially in our occupancy expense, where we are working to either sell or sublease the excess space that we now have available. We are closing two small branches, one each in Arizona and southern New Mexico, which will help us in that effort.

Obtaining additional capital continues to be a pressing need for our organization. We will explore any reasonable alternatives that might benefit our company and our shareholders. We are devoting substantial efforts towards preserving our existing capital by working through our problem assets as quickly as possible, with the objective of minimizing the ultimate losses in these assets.

We continue to devote substantial efforts towards maintaining an open and cooperative dialogue with our regulators. Despite the challenges that we face, we believe those efforts have been largely successful. Our senior management and staff at all levels remain dedicated and attentive to serving our customers well and working diligently to help restore our company to a better performing level. We are beginning to see signs of progress in certain areas and are constantly looking for areas where we can improve our results. We will continue our efforts towards a better outcome in 2010.

H. Patrick Dee

President and Chief Executive Officer